EXHIBIT 11

                   CACI INTERNATIONAL INC AND SUBSIDIARIES
                      COMPUTATION OF EARNINGS PER COMMON
                         AND COMMON EQUIVALENT SHARE
                           (dollars in thousands)

Year ended June 30,                   1997          1996          1995
------------------------------------------------------------------------

Net income                          $10,072      $ 9,851        $ 8,156

Average shares outstanding
  during the period                  10,504        10,140        10,020

Dilutive effect of stock
  options after application
  of treasury stock method              501           576           591
                                     ------        ------        ------

Average number of shares
  and equivalent shares out-
  standing during the period         11,005        10,716        10,611
                                     ------        ------        ------

Earnings per common and
  common equivalent share           $  0.92       $  0.92       $  0.77
                                     ======        ======        ======
